News Release

Amkor Technology Reports Financial Results for the Second Quarter 2015

Second Quarter Highlights

•	Net sales $737 million

•	Gross margin 15.6%

•	Net income $10 million; $19 million before charge for early extinguishment of debt

•	Earnings per diluted share $0.04; $0.08 before charge for early extinguishment of debt

•	Redemption completed for all $345 million of our 7.375% Senior Notes due 2018

TEMPE, Ariz. - July 27, 2015 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the second quarter ended June 30, 2015.

“We generated $737M in Q2 revenues, roughly flat to Q1,” said Steve Kelley, Amkor's president and chief executive officer. “Profitability was constrained due to lower revenues and a weaker product mix.”

	GAAP Results
	Q2 2015	Q1 2015	Q2 2014
	($ in millions, except per share amounts)
Net sales	$737	$743	$767
Gross margin	15.6%	18.2%	19.6%
Net income*	$10	$29	$50
Earnings per diluted share*	$0.04	$0.12	$0.21

*Second quarter 2015 results include a $9 million ($0.04 per diluted share) charge for the early extinguishment of debt related to the redemption of all $345 million aggregate principal amount of Amkor's outstanding 7.375% Senior Notes due 2018. Second quarter 2014 results include a net gain of $18 million ($0.08 per diluted share) related to the sale of Amkor's Japanese subsidiary to J-Devices, its joint venture in Japan.

During the second quarter we completed the redemption of our 7.375% Senior Notes due 2018 using cash on hand and borrowings under our credit facilities which bear interest at floating rates tied to LIBOR. Based on current interest rates, we expect to save approximately $17 million in annual interest expense from the redemption.

Cash and cash equivalents were $442 million, and total debt was $1.5 billion, at June 30, 2015.

Business Outlook

“We expect sluggish mobile device market conditions to persist through most of Q3, with revenues slightly down compared with Q2,” said Kelley. “We are cautiously optimistic that demand will strengthen in the fourth quarter with the anticipated launch of flagship mobile devices. Due to the changed demand outlook, we are reducing our estimate of full year 2015 capital expenditures to around $550 million, including around $150 million of spending for our new K5 facility."

Based upon currently available information, we have the following expectations for the third quarter 2015:

•	Net sales of $700 million to $750 million, down 5% to up 2% from the prior quarter

•	Gross margin of 13% to 16%

•	Net loss of $7 million to net income of $14 million, or ($0.03) to $0.06 per share

Conference Call Information

Amkor will conduct a conference call on Monday, July 27, 2015, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-877-645-6380 or 1-404-991-3911. A replay of the call will be made available at Amkor's website or by dialing 1-855-859-2056 or 1-404-537-3406 (conference ID 84109040). The webcast is also being distributed over NASDAQ OMX's investor distribution network to both institutional and individual investors. Institutional investors can access the call via NASDAQ OMX's password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and at Amkor's website: www.amkor.com.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Finance and Investor Relations
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q2 2015	Q1 2015	Q2 2014
Net Sales Data:
Net sales (in millions):
Advanced products*	$362	$373	$364
Mainstream products**	375	370	403
Total net sales	$737	$743	$767

Packaging services	85%	85%	86%
Test services	15%	15%	14%

Net sales from top ten customers	62%	60%	58%

Packaged units (in millions):
Advanced products*	1,275	1,188	910
Mainstream products**	2,703	2,671	3,379
Total packaged units	3,978	3,859	4,289

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (smart phones, tablets, handheld devices, wireless LAN)	56%	57%	53%
Consumer (television, set top boxes, gaming, portable media, digital cameras)	12%	12%	15%
Automotive, industrial and other (infotainment, safety, performance, comfort)	12%	11%	12%
Networking (servers, routers, switches)	11%	11%	11%
Computing (PCs, hard disk drive, printers, peripherals, servers)	9%	9%	9%
Total	100%	100%	100%

Gross Margin Data:
Net sales	100.0%	100.0%	100.0%
Cost of sales:
Materials	37.2%	36.7%	37.2%
Labor	15.7%	14.2%	14.0%
Other manufacturing	31.5%	30.9%	29.2%
Gross margin	15.6%	18.2%	19.6%

Earnings per Share Data:

Net income attributable to Amkor common stockholders - basic and diluted	$10	$29	$50

Weighted average shares outstanding - basic	237	237	233
Effect of dilutive securities:
Stock options	—	—	1
6.0% convertible notes due 2014	—	—	3
Weighted average shares outstanding - diluted	237	237	237

Net income attributable to Amkor per common share:
Basic	$0.04	$0.12	$0.21
Diluted	$0.04	$0.12	$0.21

*Advanced products include flip chip and wafer-level processing and related test services
**Mainstream products include wirebond packaging and related test services

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Net sales	$736,722	$767,459	$1,479,597	$1,463,503
Cost of sales	621,624	616,745	1,229,552	1,183,969
Gross profit	115,098	150,714	250,045	279,534
Selling, general and administrative	56,435	67,674	119,377	130,098
Research and development	20,020	22,079	38,046	43,124
Total operating expenses	76,455	89,753	157,423	173,222
Operating income	38,643	60,961	92,622	106,312
Interest expense	22,845	22,537	46,622	46,259
Interest expense, related party	1,242	1,242	2,484	2,484
Other expense (income), net	7,290	(5,699)	6,792	(5,663)
Total other expense, net	31,377	18,080	55,898	43,080
Income before taxes and equity in earnings of unconsolidated affiliate	7,266	42,881	36,724	63,232
Income tax expense	4,631	12,511	10,630	17,440
Income before equity in earnings of unconsolidated affiliate	2,635	30,370	26,094	45,792
Equity in earnings of J-Devices	7,566	20,036	13,804	25,797
Net income	10,201	50,406	39,898	71,589
Net income attributable to noncontrolling interests	(623)	(885)	(1,539)	(1,435)
Net income attributable to Amkor	$9,578	$49,521	$38,359	$70,154

Net income attributable to Amkor per common share:
Basic	$0.04	$0.21	$0.16	$0.31
Diluted	$0.04	$0.21	$0.16	$0.30

Shares used in computing per common share amounts:
Basic	236,840	232,891	236,774	224,868
Diluted	237,321	236,872	237,366	236,182

Net income for the three and six months ended June 30, 2014 includes a net gain of $18 million ($0.08 per diluted share) related to the sale of Amkor's Japanese subsidiary to J-Devices, its joint venture in Japan. In connection with the sale, Amkor recognized $9 million principally from the realization of accumulated foreign currency translation gains (reflected in Other expense (income), net) and an additional $9 million from its equity interest in the gain realized by J-Devices on the transaction (reflected in Equity in earnings of J-Devices).

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$442,297	$449,946
Restricted cash	2,682	2,681
Accounts receivable, net of allowances	438,494	469,683
Inventories	219,993	223,379
Other current assets	48,912	52,259
Total current assets	1,152,378	1,197,948
Property, plant and equipment, net	2,229,022	2,206,476
Investments	140,396	117,733
Restricted cash	2,306	2,123
Other assets	120,126	111,125
Total assets	$3,644,228	$3,635,405

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$—	$5,000
Trade accounts payable	280,677	309,025
Capital expenditures payable	210,319	127,568
Accrued expenses	226,402	258,997
Total current liabilities	717,398	700,590
Long-term debt	1,415,528	1,450,824
Long-term debt, related party	75,000	75,000
Pension and severance obligations	158,041	152,673
Other non-current liabilities	109,068	125,382
Total liabilities	2,475,035	2,504,469

Amkor stockholders’ equity:
Preferred stock	—	—
Common stock	283	282
Additional paid-in capital	1,881,713	1,878,810
Accumulated deficit	(478,603)	(516,962)
Accumulated other comprehensive loss	(36,985)	(32,867)
Treasury stock	(213,455)	(213,028)
Total Amkor stockholders’ equity	1,152,953	1,116,235
Noncontrolling interests in subsidiaries	16,240	14,701
Total equity	1,169,193	1,130,936
Total liabilities and equity	$3,644,228	$3,635,405

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$39,898	$71,589
Depreciation and amortization	248,716	220,389
Loss on debt retirement	2,530	—
Gain on sale of subsidiary to J-Devices	—	(9,155)
Other operating activities and non-cash items	(14,179)	(24,000)
Changes in assets and liabilities	(48,684)	(23,570)
Net cash provided by operating activities	228,281	235,253

Cash flows from investing activities:
Payments for property, plant and equipment	(194,360)	(230,392)
Proceeds from sale of property, plant and equipment	4,069	1,634
Cash received (transferred) on sale of subsidiary to J-Devices, net	8,355	(15,774)
Investment in J-Devices	(12,908)	—
Other investing activities	(1,315)	(353)
Net cash used in investing activities	(196,159)	(244,885)

Cash flows from financing activities:
Borrowings under revolving credit facilities	180,000	—
Payments under revolving credit facilities	(30,000)	—
Proceeds from issuance of long-term debt	340,000	80,000
Payments of long-term debt	(530,000)	(140,000)
Payment of deferred consideration for an acquisition	—	(18,763)
Proceeds from the issuance of stock through share-based compensation plans	656	4,826
Payments of tax withholding for restricted shares	(427)	(1,006)
Net cash used in financing activities	(39,771)	(74,943)

Effect of exchange rate fluctuations on cash and cash equivalents	—	68

Net decrease in cash and cash equivalents	(7,649)	(84,507)
Cash and cash equivalents, beginning of period	449,946	610,442
Cash and cash equivalents, end of period	$442,297	$525,935

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding expected annual interest savings and all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•
there can be no assurance that our new factory and research and development center in Korea will be completed, or that the actual scope, costs, timeline or benefits of the project will be consistent with our current expectations;

•	the highly unpredictable nature and cyclicality of the semiconductor industry;

•	timing and volume of orders relative to production capacity and the inability to achieve high capacity utilization rates, control costs and improve profitability;

•
volatility of consumer demand, double booking by customers and deterioration in forecasts from our customers for products incorporating our semiconductor packages, including any slowdown in demand or changes in customer forecasts for smartphones or other mobile devices;

•	delays, lower manufacturing yields and supply constraints relating to wafers, particularly for advanced nodes and related technologies;

•	dependence on key customers and the impact of changes in our market share and prices for our services with those customers;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the uncertain macroeconomic environment;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters and the impact of other legal proceedings;

•
the negative impact on economic growth resulting from the action or inaction of the U.S. government relating to federal income tax increases for individuals or corporations, the federal debt ceiling, the federal deficit and government spending restrictions or shutdowns;

•
changes in tax rates and taxes as a result of changes in U.S. or foreign tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of an economic slowdown in China, the U.S. and other major economies worldwide;

•
disruptions in our business or deficiencies in our controls resulting from the integration of newly acquired operations or the implementation and security of, and changes to, our enterprise resource planning, factory shop floor systems and other management information systems;

•	economic effects of terrorist attacks, natural disasters and military conflict;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales and exchange rate fluctuations;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	dependence on key personnel;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2014 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.